                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PROVIDIAN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                                 [PROVIDAN LOGO]

March 28, 1996

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Providian Corporation to be held on Wednesday, May 1, 1996, in the lobby of One Commonwealth Place, 680 Fourth Avenue, Louisville, Kentucky, beginning at 11:00 a.m., Eastern Daylight Time. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

This year you are being asked to consider and vote upon the election of four directors and ratification of independent auditors. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of directors and FOR approval of independent auditors.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

If you have any questions or comments about matters discussed in the proxy statement or the operation of your company, we'd be happy to hear from you. Please call our Shareholder Relations Department, collect, at (502) 560-2391. We look forward to seeing you at the Annual Meeting in Louisville.

Sincerely,

LOGO
Irving W. Bailey II
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Providian Corporation (the "Company") will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 1, 1996, in the lobby of One Commonwealth Place, 680 Fourth Avenue, Louisville, Kentucky.

The purposes of the meeting will be to:

(1) Elect four directors;

(2) Consider and act upon a proposal to ratify the appointment of independent auditors; and

(3) Transact any other business that may properly come before the meeting.

While only stockholders of record who own Providian common stock at the close of business on March 8, 1996, will be entitled to vote at the meeting, all stockholders are invited to attend.

By Order of the Board of Directors
ROBERT MICHAEL SLAVEN
Secretary
PROVIDIAN CORPORATION

Louisville, Kentucky
March 28, 1996

PROVIDIAN CORPORATION

400 WEST MARKET STREET

LOUISVILLE, KENTUCKY 40202

PROXY STATEMENT
PROXY SOLICITATION AND VOTING RIGHTS


The Board of Directors of Providian Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 a.m. on Wednesday, May 1, 1996, in the lobby of One Commonwealth Place, 680 Fourth Avenue, Louisville, Kentucky, and at any adjournment thereof. The Company is first sending this proxy statement and accompanying proxy to stockholders on or about March 28, 1996.
VOTING RIGHTS


The Board of Directors has fixed the close of business on March 8, 1996, as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting ("Record Date"). On the Record Date, there were 93,844,698 shares of the Company's common stock, par value $1 per share, (the "Common Stock") outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be voted upon at the Annual Meeting. A majority of such shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Each share of Common Stock represented at the Annual Meeting by a properly executed proxy will be voted according to the instructions indicated on the proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE PROPOSAL CONTAINED IN THIS PROXY STATEMENT. A stockholder may revoke a proxy by voting at the meeting, giving written notice of revocation to the Secretary of the Company, or submitting a later-dated proxy at any time before the voting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Company will bear the expense of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or other means of communication. The Company has retained Corporate Investor Communications, Inc. to help solicit proxies for an estimated fee of $4,500 plus out-of-pocket costs and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

J.P. Morgan & Co. Incorporated ("J.P. Morgan") has filed a Schedule 13G with the Securities and Exchange Commission stating that it owned, as of December 31, 1995, 9.6 percent (9,081,353 shares) of the Company's Common Stock. J.P. Morgan indicated that it had sole power to vote or direct the voting of 5,424,718 shares and shared power to vote with respect to 13,165 shares.

     Name and Address of            Number of Shares of         Percent of Common
       Beneficial Owner             Common Stock Owned             Stock Owned
---------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated           9,081,353                     9.6
60 Wall Street
New York, New York 10260
---------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

The number of shares of Common Stock owned by each director and executive officer named in the Summary Compensation Table in this Proxy Statement, and directors and executive officers as a group, as of March 8, 1996, is shown in the following table.

                                                           Number
Name of Director or Executive Officer                     of Shares    Percent of Class
---------------------------------------------------------------------------------------
Irving W. Bailey II                                         625,105(1)       *
John L. Clendenin                                             1,763          *
John M. Cranor                                                5,574          *
Joseph F. Decosimo                                           12,900          *
Lyle Everingham                                               8,500          *
Raymond V. Gilmartin                                          1,220          *
J. David Grissom                                             27,204          *
Watts Hill, Jr.                                              52,736          *
Frederick C. Kessell                                        112,955(2)       *
Ned C. Lautenbach                                               466          *
F. Warren McFarlan                                            6,051          *
Shailesh J. Mehta                                           204,494(3)       *
Julie A. Montanari                                           88,507(4)       *
Martha R. Seger                                               1,851          *
Larry D. Thompson                                             2,407          *
Robert L. Walker                                             89,029(5)       *
Directors and Executive Officers as a group (25 persons)  1,608,799(6)       1.7
---------------------------------------------------------------------------------------

(*) Less than 1%.
(1) Includes 123,357 shares held directly by Mr. Bailey; 6,780 shares held in Mr. Bailey's account under the Company's Thrift Savings Plan over which Mr. Bailey holds limited investment power; 23,698 shares held in Mr. Bailey's account under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 471,270 shares which Mr. Bailey has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
(2) Includes 16,820 shares held directly by Mr. Kessell; 2,762 shares held in Mr. Kessell's account under the Company's Thrift Savings Plan over which Mr. Kessell holds limited investment power; 7,956 shares held in Mr. Kessell's account under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 85,417 shares which Mr. Kessell has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
(3) Includes 40,452 shares held directly by Mr. Mehta; 1,000 shares held in Mr. Mehta's Individual Retirement Account; 594 shares held in Mr. Mehta's account under the Providian Bancorp 401(k) Plan over which Mr. Mehta holds limited investment power; 535 shares held in Mr. Mehta's account under the Company's Thrift Savings Plan over which Mr. Mehta holds limited investment power; 15,704 shares held in Mr. Mehta's account under the Company's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 146,209 shares which Mr. Mehta has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
(4) Includes 11,067 shares held directly by Ms. Montanari; 800 shares held in Ms. Montanari's account under the Providian Bancorp 401(k) Plan over which Ms. Montanari holds limited investment power; 6,106 shares held in Ms. Montanari's account under the Company's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 70,534 shares which Ms. Montanari has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
(5) Includes 8,019 shares held directly by Mr. Walker; 1,086 shares held in Mr. Walker's account under the Company's Thrift Savings Plan over which Mr. Walker holds limited investment power; 4,424 shares held in Mr. Walker's account under the Company's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 75,500 shares which Mr. Walker has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
(6) Includes 1,488,127 shares beneficially owned by all executive officers, of which 19,495 shares are held in such officers' accounts under certain tax-qualified defined contribution plans over which they hold limited investment power; and of which 81,121 shares are held in such officers' accounts under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and includes 1,159,108 shares that the same group of officers has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes with each class of directors serving staggered three-year terms. Four directors are to be elected at the 1996 Annual Meeting to serve for a term of three years expiring in 1999.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. All nominees have consented to be named and to serve if elected. The Company does not presently know of any reason that would preclude any nominee from serving if elected. If any nominee, for any reason, should become unable or unwilling to stand for election as a director, either the shares of Common Stock represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. All of the nominees are current directors of the Company.

Mr. Joseph Decosimo will retire as a director following the Annual Meeting in accordance with the mandatory retirement provisions of the Company's By-laws.

For each of the four nominees, as well as the eight directors whose terms continue after the Annual Meeting, information follows as to age, length of service as a director of the Company, positions and offices with the Company, principal occupations during the past five years and other directorships of publicly-held companies.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING:

                 IRVING W. BAILEY II, 54
                 Director since 1987.
                 Chairman and Chief Executive Officer, Providian Corporation, 1988 to present; President, 1988 to 1994.

                 Other directorships: Computer Sciences Corporation and BellSouth Telecommunications, Inc.

[PHOTO]


                 JOHN L. CLENDENIN, 61
                 Director since 1984.
                 Chairman and Chief Executive Officer, BellSouth Corporation, 1984 to present.

                 Other directorships: BellSouth Corporation; Springs Industries, Inc.; Equifax Inc.; Kroger Co.; Coca-Cola Enterprises, Inc.; Wachovia Corporation; and RJR Nabisco, Inc.

[PHOTO]


                 RAYMOND V. GILMARTIN, 55
                 Director since 1993.
                 Chairman, President and Chief Executive Officer, Merck & Co., Inc., 1994 to present; Chairman, President and Chief Executive Officer, Becton Dickinson & Co., 1989 to 1994.

                 Other directorships: Merck & Co., Inc. and Public Service Enterprise Group, Inc.

[PHOTO]

                 SHAILESH J. MEHTA, 46
                 Director since 1994.
                 President and Chief Operating Officer, Providian Corporation, 1994 to present; Executive Vice President, 1993 to 1994; Chairman and Chief Executive Officer, Providian Direct Insurance, 1993 to 1994; Chairman, President and Chief Executive Officer, Providian Bancorp, 1988 to 1994.

                 Other directorship: MasterCard International Incorporated. [PHOTO]

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1997 ARE:


                 LYLE EVERINGHAM, 69
                 Director since 1980.
                 Retired Chairman and Chief Executive Officer, Kroger Co., and officer of that corporation or one of its divisions since 1963; Chairman of the Executive Committee through May, 1991.

                 Other directorships: Kroger Co.; Cincinnati Milacron, Inc.; and Federated Department Stores, Inc.
[PHOTO]


                 WATTS HILL, JR., 69
                 Director since 1974.
                 Business and Financial Consultant, Watts Hill, Jr. & Associates, 1973 to present.
[PHOTO]


                 NED C. LAUTENBACH, 52
                 Director since 1995.
                 Senior Vice President and Group Executive Worldwide Sales and Services, IBM Corporation, 1995 to present; Mr. Lautenbach has been with IBM Corporation since 1968.
[PHOTO]


                 LARRY D. THOMPSON, 50
                 Director since 1994.
                 Partner, King & Spalding (a law firm); he has been a partner with the firm since 1986.(1)
[PHOTO]

---------------------
(1) The Company retained King & Spalding during 1995 to perform certain legal services.

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1998 ARE:

                 JOHN M. CRANOR III, 49
                 Director since 1991.
                 President and Chief Executive Officer, Long John Silver's Restaurants, Inc., 1996 to present; President and Chief Executive Officer of KFC Corporation, 1989 to 1994.

[PHOTO]

                 J. DAVID GRISSOM, 57
                 Director since 1978.
                 Chairman, Mayfair Capital, 1989 to present.

                 Other directorships: Columbia/HCA Healthcare Corporation; Churchill Downs, Incorporated; LG&E Energy Corp.; and Regal Cinemas, Inc.

[PHOTO]

                 F. WARREN MCFARLAN, PH.D., 58
                 Director since 1986.
                 Senior Associate Dean and Professor of Business
                 Administration, Harvard Business School, 1973 to present; a member of the Harvard faculty since 1964.

                 Other directorships: Pioneer Hi-Bred International, Inc.; and Computer Sciences Corporation.

[PHOTO]

                 MARTHA R. SEGER, PH.D., 64
                 Director since 1991.
                 Distinguished Visiting Professor of Finance, Central Michigan University, 1993-present; John M. Olin Distinguished Fellow, University of Arizona, 1991 to 1993; Member, Board of Governors of the Federal Reserve System, 1984 to 1991.

                 Other directorships: Amerisure Companies; Xerox Corp.; Kroger Co.; Johnson Controls, Inc.; Amoco Co.; Fluor Corp.; and Tucson Electric Power Co.

[PHOTO]

COMMITTEES OF THE BOARD

The Board has several committees which perform various functions, including those described below.

The AUDIT COMMITTEE makes recommendations to the Board of Directors with respect to engagement of the Company's independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, and reviews the Company's system of internal controls and accounting practices. The members of the Audit Committee are Messrs. Thompson (Chair), Clendenin, Decosimo and Grissom and Dr. Seger. The Audit Committee met five times during 1995.

The HUMAN RESOURCES COMMITTEE reviews and approves the compensation and benefits policies and practices of the Company except that approval of the salaries and bonuses of the Chairman of the Board, Chief Executive Officer and President are reserved to the full Board of Directors. The committee also recommends to the Board nominations for directors of the Company. In addition, the committee administers the Company's stock option plans and Stock Ownership Plan. The Human Resources Committee is comprised of Messrs. McFarlan (Chair), Cranor, Everingham, Gilmartin, Hill and Lautenbach. The Human Resources Committee met five times during 1995.

DIRECTORS' MEETINGS

The Company's Board of Directors held six regular meetings and one special meeting in 1995. Each director attended at least 75 percent of all Board and committee meetings held in 1995 during the period when he or she was a director and committee member.

DIRECTORS' COMPENSATION

Directors who also are officers of the Company receive no additional compensation for serving on the Company's Board of Directors. All other directors are paid an annual retainer of $30,000, and may elect to receive all or a portion of this amount in shares of Common Stock. Directors who elect to receive all or a portion of their retainer in Common Stock will receive an award equal to 25 percent of their retainer in shares of restricted stock under the Company's Stock Ownership Plan. Such restricted stock vests one-half after three years, and the balance after six years, if the director does not dispose of the related shares of unrestricted Common Stock during such vesting periods. Non-employee directors are paid an additional $1,000 for attending the Annual Meeting and each Board and committee meeting. Committee chairs receive an additional $300 for each meeting they conduct. The Company's directors also are reimbursed for necessary and reasonable expenses incurred in the performance of their duties as directors. In addition to this compensation, the Company has purchased for each director (other than officers of the Company) from Commonwealth Life Insurance Company, UniversaLife insurance policies, which provide a death benefit of $100,000 to a beneficiary designated by the director. To the extent that these policies create additional taxable income for these directors, the Company also reimburses each director as necessary to compensate for any additional taxes.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows information for the last three fiscal years with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                  Annual                   Long-Term Compensation
                               Compensation                  Awards             Payouts
----------------------------------------------------------------------------------------------------------------------------
                                                 Other     Restricted         Securities
                                                 Annual       Stock           Underlying           LTIP          All Other
        Name and              Salary   Bonus  Compensation  Award(s)           Options/           Payouts       Compensation
   Principal Position    Year ($)(1)    ($)      ($)(2)     ($)(3)(4)           SAR (#)             ($)            ($)(5)
----------------------------------------------------------------------------------------------------------------------------
Irving W. Bailey II      1995 744,615 518,500    26,241         214,784             60,000         340,752         21,717
 Chairman and CEO        1994 708,077 462,860    18,979         400,635            210,850       1,139,815         23,366
                         1993 666,154 457,400    20,749         114,347             60,000                         19,959
Shailesh J. Mehta        1995 528,755 362,900    26,184         156,851             45,000         264,603         16,808
 President and COO       1994 430,993 363,670    19,289         213,428            156,725(/7/)    406,635         17,301
                         1993 369,266 336,000         0         805,240(/6/)        24,200(/7/)      8,356(/8/)    12,186
Frederick C. Kessell     1995 291,923 200,000         0          73,590             15,500          94,409          9,183
 CIO                     1994 273,308  50,000         0         126,463             70,300         455,948          8,631
                         1993 262,462 180,000       492          44,987              7,100                          7,679
Julie A. Montanari       1995 274,214 185,000         0          77,629             19,600         125,728          9,014
 President--             1994 225,919 164,990         0          90,196             71,800(/7/)    149,413          7,425
 Emerging Businesses     1993 190,000 125,000         0         250,410(/6/)         5,900(/7/)      2,323(/8/)     4,947
Robert L. Walker         1995 243,462 150,000         0          59,943             11,800          89,830          7,584
 Senior Vice President-- 1994 217,377 107,100         0          67,827             63,500         164,274          6,521
 CFO                     1993 180,335  76,000         0          18,986              9,000                          5,191
----------------------------------------------------------------------------------------------------------------------------

(1) Represents amounts received as salary during the year. Such amounts may vary in any given year as a result of the number of pay periods during such year.
(2) Represents amounts reimbursed during the fiscal year for the payment of taxes.
(3) Represents the dollar value of restricted stock awarded under the Company's Stock Ownership Plan ("SOP"). Nonrestricted stock awards under the SOP are matched with a like number of shares of restricted stock and are intended to replace a portion of cash amounts previously paid under the Company's other incentive plans. One half of such restricted stock will vest if all nonrestricted shares are held for three years or in the event of death, disability, or retirement during such three year period. The other half will vest if such nonresticted stock is held for six years or in the event of death, disability or retirement during the final three year vesting period, except in the event of a change in control of the Company, in which case such shares vest immediately.
(4) Dividends are paid on restricted stock awards under the SOP at the same rate as paid to all stockholders. On December 29, 1995, with a stock closing price of $40.75, Irving W. Bailey II held 22,709 restricted shares having a then market value of $925,392, Shailesh J. Mehta held 14,442 restricted shares having a then market value of $588,512, Frederick C. Kessell held 7,428 restricted shares having a then market value of $302,691, Julie A. Montanari held 5,447 restricted shares having a then market value of $221,965, and Robert L. Walker, held 3,788 restricted shares having a then market value of $154,361.
(5) Represents Company contributions or liabilities under the Company's defined contribution plans, which include a qualified and a nonqualified plan. Under the qualified plan, the following contributions were made: Mr. Bailey received $4,950, Mr. Mehta received $4,500, Mr. Kessell received $4,500, Ms. Montanari received $4,950 and Mr. Walker received $4,500. Under the nonqualified plan, the increases in the Company's liabilities were as follows: $16,767 for Mr. Bailey, $12,308 for Mr. Mehta, $4,683 for Mr. Kessell, $4,064 for Ms. Montanari, and $3,084 for Mr. Walker. With respect to Mr. Mehta, contributions for 1993 were made under the 401(k) Plan of Providian Bancorp ("Bancorp"), a wholly owned subsidiary of the Company. With respect to Ms. Montanari, contributions for 1993, 1994, and 1995 were made under the 401(k) Plan of Bancorp.
(6) Includes the market value of 20,000 restricted shares awarded to Mr. Mehta and 7,000 restricted shares awarded to Ms. Montanari under the SOP subject to performance and time based restrictions, which restrictions have been terminated, and the shares were released, effective January 3, 1995.
(7) Represents options granted under the Company's 1989 and 1995 Stock Option Plans and Equity Units granted under the Bancorp Equity Unit Plan.
(8) Represents interim payout to Mr. Mehta and Ms. Montanari based on the 1991-1993 three year performance cycle, under the Long Term Incentive Plan, with payment of 45 percent of such amount in 1992, 5 percent in 1993 and the balance of the amount in May 1994.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

The following table contains information concerning the grant of stock options in 1995 under the Company's 1995 Stock Option Plan to the named executive officers of the Company. Included is information on potential realizable value(s) to the named executive officers, all optionees as a group, and all of the Company's stockholders, assuming growth of the Common Stock at the stated rates of appreciation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                   Potential Realizable Value at Assumed
                                                                  Annual Rates of Stock Price Appreciation
                        Individual Grants                                    for Option Term(1)
-------------------------------------------------------------------------------------------------------------
                      Number of  % of Total
                      Securities  Options/
                      Underlying    SARs
                       Options/  Granted to Exercise
                         SARs    Employees   or Base
                       Granted   in Fiscal    Price   Expiration
    Name                (#)(2)      Year    ($/Sh)(3)    Date      0%($)           5%($)          10%($)
-------------------------------------------------------------------------------------------------------------
Irving W. Bailey II     60,000       6.19%    36.25   08/09/2005         0          1,367,846       3,466,390
Shailesh J. Mehta       45,000       4.64%    36.25   08/09/2005         0          1,025,884       2,599,792
Frederick C. Kessell    15,500       1.60%    36.25   08/09/2005         0            353,360         895,484
Julie A. Montanari      19,600       2.02%    36.25   08/09/2005         0            446,830       1,132,354
Robert L. Walker        11,800       1.22%    36.25   08/09/2005         0            269,010         681,723
All Optionees
(Includes above
individuals)(4)        968,800     100.00%    36.25   08/09/2005         0         22,086,150      55,970,641
All Stockholders           N/A        N/A       N/A          N/A         0(5)
-------------------------------------------------------------------------------------------------------------

(1) The amounts shown represent certain assumed rates of appreciation only. Actual gains on stock option exercises, if any, are dependent on the future performance of the Company's Common Stock and overall condition of the stock market, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2) Denotes options granted under the 1995 Stock Option Plan.
(3) The exercise price of options granted under the 1995 Stock Option Plan is equal to the average of the Company's high and low price of the Common Stock on the date of grant. With respect to the options granted, options vest one-third per year and are fully vested after three years and vest immediately upon the event of death or disability of the optionee or change in control of the Company. Options will expire 10 years from the date of grant.
(4) Optionees will realize benefit only upon an increase in the price of the Company's Common Stock, which will benefit all stockholders commensurately. A zero percentage gain in the stock price appreciation will result in zero dollars for the optionee.
(5) Although all other stockholders would not realize any increase in the value of their stock without stock price appreciation, the zero amount does not reflect the value of dividends that stockholders may receive over the ten-year option term. Based on the number of shares of Common Stock outstanding as of the close of business on March 8, 1996, and assuming the Company's current dividend rate remains in effect, total dividends received by all stockholders during the ten year period would be $938,446,980. There is no guarantee that dividends, in fact, will be paid throughout such period or, if paid, that the dividend rate will not change. Optionees will not receive dividends until such time as they exercise the options.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning the exercise of options during 1995, and unexercised options and SARs held as of the end of 1995.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR
                                     VALUES

                                       Number of Securities
                                      Underlying Unexercised     Value of Unexercised
                                          Options/SARs at        In-the-Money Options
                                           12-31-95 (#)           at 12-31-95 ($)(1)
----------------------------------------------------------------------------------------
                  Shares
                Acquired on  Value
                 Exercise   Realized
Name                (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------
Irving W.
 Bailey II        27,880    602,702    481,270      109,900     4,835,281     473,619
Shailesh J.
 Mehta                 0          0    146,209       75,316       148,543     396,764
        Equity
         Units
           (2)         0          0    113,594        4,233    11,337,268     263,658
Frederick C.
 Kessell           7,954    181,578    105,217       22,199       611,238     102,393
Julie A.
 Montanari             0          0     70,534       25,466        37,902     122,261
        Equity
         Units
           (2)         0          0     33,567        1,433     3,281,102      90,720
Robert L.
 Walker                0          0     79,100       20,800       243,918      94,050
----------------------------------------------------------------------------------------

(1) Based on the average of the high and low price of the Common Stock on December 29, 1995 of $40.375 per share.
(2) Represents estimated fair market value of $120.87 per Equity Unit outstanding under the Providian Bancorp Equity Unit Plan as of December 31, 1995.

PENSION PLANS

The following table shows the estimated annual pension benefits payable to a covered participant upon retirement at age 65 under the Company's qualified defined benefit pension plan, as well as the nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. Estimated pension benefits are based on remuneration covered under the plans and years of service with the Company and its subsidiaries.

         PROVIDIAN CORPORATION RETIREMENT PLAN ESTIMATED BENEFIT TABLE

               5 Years    10 Years   15 Years   20 Years   25 Years   30 Years
Remuneration  of Service of Service of Service of Service of Service of Service
-------------------------------------------------------------------------------
$  400,000     $ 34,546   $ 69,093   $103,639   $138,186  $  172,732 $  207,278
   500,000       43,296     86,593    129,889    173,186     216,482    259,778
   600,000       52,046    104,093    156,139    208,186     260,232    312,278
   700,000       60,796    121,593    182,389    243,186     303,982    364,778
   800,000       69,546    139,093    208,639    278,186     347,732    417,278
   900,000       78,296    156,593    234,889    313,186     391,482    469,778
 1,000,000       87,046    174,093    261,139    348,186     435,232    522,278
 1,100,000       95,796    191,593    287,389    383,186     478,982    574,778
 1,200,000      104,546    209,093    313,639    418,186     522,732    627,278
 1,300,000      113,296    226,593    339,889    453,186     566,482    679,778
 1,400,000      122,046    244,093    366,139    488,186     610,232    732,278
 1,500,000      130,796    261,593    392,389    523,186     653,982    784,778
 1,600,000      139,546    279,093    418,639    558,186     697,732    837,278
 1,700,000      148,296    296,593    444,889    593,186     741,482    889,778
 1,800,000      157,046    314,093    471,139    628,186     785,232    942,278
 1,900,000      165,796    331,593    497,389    663,186     828,982    994,778
 2,000,000      174,546    349,093    523,639    698,186     872,732  1,047,278
 2,100,000      183,296    366,593    549,889    733,186     916,482  1,099,778
 2,200,000      192,046    384,093    576,139    768,186     960,232  1,152,278
 2,300,000      200,796    401,593    602,389    803,186   1,003,982  1,204,778
 2,400,000      209,546    419,093    628,639    838,186   1,047,732  1,257,278
-------------------------------------------------------------------------------

The compensation covered by the plans includes all compensation in the form of salary and bonuses as shown in the Summary Compensation Table, plus deferrals under the Company's Thrift Savings Plan and the Providian Bancorp 401(k) Plan and certain pre-tax contributions to the Company's flexible benefits plans. The benefits are computed on a straight-life annuity basis and are subject to deduction for Social Security offset amounts. For purposes of computing this offset, the table assumes a participant is normal retirement age (65) as of December 31, 1995. Credited years of service under the plans and other arrangements as of December 31, 1995 for the named executive officers were as follows: Mr. Bailey, 15; Mr. Mehta, 8; Mr. Kessell, 11; Ms. Montanari, 4; Mr. Walker, 8.

HUMAN RESOURCES COMMITTEE EXECUTIVE COMPENSATION REPORT

The Company's executive compensation programs are administered by the Human Resources Committee (the "Committee"), a committee of the Board of Directors composed exclusively of non-employee directors. The Committee either approves or recommends to the Board of Directors payment amounts and award levels for the Company's executive officers. None of the non-employee directors has any interlocking or other relationship with the Company that would call into question his or her independence as a Committee member.

COMPENSATION PHILOSOPHY

The policies which govern executive compensation continue to align changes in total compensation with changes in the value created for our shareholders. These policies require that our executive compensation program:

 . reflect a clear risk-based pay-for-performance relationship;

 . integrate executive compensation with the Company's annual business planning and measurement process;

 . reward executives with direct ownership in the Company and align their personal interests with shareholder interests to continually reinforce building shareholder value; and

 . attract and retain key executives critical to the Company's long-term success.

  The Company's executive compensation program has been and continues to be based on the following three components, each of which supports our overall compensation philosophy.

BASE SALARY

The Company uses a consistent methodology to determine base salaries for all employees. Market reference points, e.g. 50th percentile, are determined for specific positions and job families using relevant salary surveys. Individual salaries are then established to assure competitive pay given individual performance. For executive positions, the Company annually participates in surveys of diversified insurance companies. In addition, an independent consulting firm provides an assessment of our competitive position as compared to a 19-company peer group. This peer group is subject to periodic review and is modified as competitors merge or are acquired or as new competitors emerge with sufficient market capitalization. This 19-company peer group is consistent with the peer group depicted in the Performance Graph in this Proxy Statement. Base salaries for executives are reviewed by the Committee relative to competitive pay levels, as well as against individual performance objectives, with the goal of positioning base salaries near the 50th percentile of our relevant competitive markets.

Relevant insurance company surveys of 1994 base salaries among CEO's indicated that Mr. Bailey's salary was above the median for predominately mutual companies but below the median for stock companies particularly those of comparable asset size and market capitalization. Further, salary increases were projected to be about 4.5% in 1995. In February 1995, the Committee recommended a 1995 increase of $35,000 or 4.9%, which provided a new base salary of $750,000 for Mr. Bailey. This decision reflected the Committee's desire to maintain a competitive base salary for Mr. Bailey.

ANNUAL INCENTIVES

The Company provides annual incentive award opportunities for executives based upon the operating earnings of the Company and the Company's various business units, as well as the successful achievement of individual performance objectives, which are established annually. The earnings plan is set for the upcoming year as part of the Company's annual business planning process and is approved by the Committee before the annual performance cycle commences. The Committee reviews and approves award payouts in the February following the annual performance cycle, based upon the prior year's performance results. A portion of annual incentive awards may be paid to participants in stock, under the provisions of the Stock Ownership Plan. It has been the Company's policy to set challenging earnings targets which, if achieved, would position total annual cash compensation above median competitive levels. Achieving target earnings per share (EPS) performance would position Mr. Bailey's total annual cash compensation above the median (at approximately the 60th percentile) for chief executive officers of the 19-company peer group as well as a broader group of diversified financial services companies. Earnings performance above or below this target results in a formula-driven award by the Committee.

Mr. Bailey's annual incentive award for 1995 was based on the degree to which target EPS for the Company were achieved. We recommended that he receive an award of $518,500, based upon the Company's achieving EPS of $4.09 which was slightly below the EPS target established for 1995.

LONG TERM INCENTIVES

The Company has provided executives both cash and equity-based long term incentive opportunities. Under the Company's Long Term Incentive Plan (LTIP), cash incentive awards are based upon the Company's relative earnings growth and return on equity (ROE) over three-year performance cycles, as measured against the 19-company peer group depicted in the Performance Graph in this Proxy Statement. For participants in business units, awards are, in part, based on such measures as expense ratio, return on capital and return on assets relative to predetermined performance levels. Three-year LTIP performance cycles for 1991-93, 1992-94, and 1993-95 are complete. These performance cycles resulted in payment to executives in May 1994 and in May 1995 and may result in payments in May 1996, if predetermined corporate and business unit performance objectives are met. Each participant has an award opportunity determined as a percent of salary in the last year of the performance cycle. An individual opportunity is based on position, function and responsibilities and typically would position total compensation at the 60th percentile of our relevant competitive markets.

In May, Mr. Bailey received a Long-Term Incentive Award for the 1992-94 performance cycle of $340,752. This award was based on the Company achieving an average ROE of 15.3% for the cycle, ranking fifth among the peer companies and an average earnings growth rate of 7.1%, ranking ninth among the peer group. These performance levels placed Providian above the target rank of seventh on a combined basis and Mr. Bailey's award was calculated commensurate with this performance.

Through the Company's Stock Ownership Plan (SOP), a portion (25%) of all executive incentive awards is paid in Common Stock, based on this Committee's administration of the Plan. The amount of SOP awards granted to executives is based on identical performance measures employed by the Committee to determine annual and long term incentive awards, as described above. Stock awarded to participants under the SOP is deposited into an account in the participant's name and matched with an equal number of shares of restricted stock. Participants are free to withdraw the awarded shares of Common Stock at any time, but will forfeit all shares of matching restricted stock if the withdrawal occurs prior to the end of the applicable restriction period.

In May, we approved an SOP grant equal to 25 percent of Mr. Bailey's 1992-94 LTIP incentive plan award, or 2,524 shares at $33.75 per share (the average of the high and low price of the Common Stock on the award date), matched by an equal number of restricted shares, which will fully vest if Mr. Bailey holds the awarded shares for a six year period. In February 1996, we approved an SOP grant equal to 25% of Mr. Bailey's annual incentive award for 1995 or 2,872 shares at a $45.125 price.

The Company also provides grants of stock options under the 1995 Stock Option Plan to executives and other employees. These option grants tie rewards to the future performance of the Company's Common Stock and provide value only when the price of the Common Stock increases above the option grant price (determined by the average of the high and low price of the Common Stock on the date of grant). Options vest in equal amounts over three years and require the executive to be employed by the Company at the time of vesting. Options expire ten years from the date of grant. Through these grants, we intend to motivate executives to improve long-term stock performance.

In granting stock options, the Committee takes into account competitive grant practices within the diversified insurance industry, the executive's level of responsibility, individual contribution and total annualized compensation. The market value of grant at the time of award reflects a percentage of current base salary for recipients. These percentages, on average, compare to median values for grant value within the industry. Mr. Bailey was awarded a grant of 60,000 stock options at an exercise price of $36.25 per share on August 9, 1995.

SUMMARY OF CEO COMPENSATION

Overall, we have attempted to ensure that Mr. Bailey's base salary remains competitive, but continue to place the greater percentage of his total compensation at risk and related to Company performance. For Mr. Bailey, 53 percent of target annualized cash compensation is explicitly linked to achieving targeted earnings and longer-term (three-year) earnings growth and ROE performance levels. The annual and multi-year cash incentives require sustained financial performance and the restricted stock and stock options require increased shareholder value.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

The Omnibus Budget Reconciliation Act (OBRA) of 1993 established several new criteria for continued tax deductibility of executive compensation in excess of $1 million. We believe that all executive compensation paid in 1995 meets the requirements of OBRA and is fully deductible by the Company.

                                   HUMAN RESOURCES COMMITTEE

                                   F. Warren McFarlan (Chair)
                                   John M. Cranor III
                                   Lyle Everingham
                                   Raymond V. Gilmartin
                                   Watts Hill, Jr.
                                   Ned C. Lautenbach

PERFORMANCE GRAPH

Set forth below is a line-graph presentation comparing cumulative, five-year stockholder returns for the Company's Common Stock on an indexed basis with the Standard & Poor's 500 Stock Index and an index of peer issuers selected by the Company. The Human Resources Committee of the Board of Directors has approved a group of 19 publicly-traded life insurance companies as its index of peer issuers.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG PROVIDIAN, S&P 500 INDEX AND PEER GROUP


Measurement Period                          S&P
(Fiscal Year Covered)        PROVIDIAN      500 INDEX    PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-
12/31/90                     $100.00        $100.00      $100.00
FYE 12/31/91                 $166.55        $130.34      $143.45
FYE 12/31/92                 $193.23        $140.25      $192.20
FYE 12/31/93                 $202.37        $154.31      $199.93
FYE 12/31/94                 $172.66        $156.41      $185.76
FYE 12/31/95                 $233.26        $214.99      $263.25


*Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested. The 19 companies used for purposes of peer comparison are: AFLAC Inc.; American General Corp.; American National Insurance Co.; AON Corp.; Conseco, Inc.; Equitable of Iowa Companies; First Colony Corp.; Home Beneficial Corp.; Independent Insurance Group, Inc.; Jefferson-Pilot Corp.; The Liberty Corp.; Lincoln National Corp.; ReliaStar Financial Corp.; Provident Cos. Inc. (formerly Provident Life & Accident Insurance Co. of America); Torchmark Corp.; Transamerica Corp.; Unitrin; UNUM Corp.; and USLIFE Corp.

EXECUTIVE EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Since 1988, Mr. Bailey has served as Chairman and Chief Executive Officer of the Company pursuant to a five-year employment agreement. Beginning in February 1993, the agreement became automatically renewable for one-year periods unless terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $475,000, subject to annual review, and entitles Mr. Bailey to participate in the Company's management incentive compensation plans. The agreement entitles Mr. Bailey to a supplemental pension to be paid at age sixty equal to 50 percent of the average of his total cash compensation (base salary, annual incentives and long term incentives) for the five highest consecutive years of his employment with the Company in the ten years preceding the date of his retirement, subject to offset by pension amounts and certain Social Security benefits otherwise received by Mr. Bailey. If Mr. Bailey's employment is terminated without cause, he will be entitled to salary and bonus payments and participation in the Company's employee benefit plans for 24 months following such termination, as well as a payout with respect to stock options then held by Mr. Bailey. In the event of such termination within three years following a change in control of the Company (as defined in the agreement and described below, or in the event Mr. Bailey leaves the Company for any reason during a 30-day window period following the first anniversary of a change in control, Mr. Bailey will be entitled to a lump sum payment equal to three times his annual base salary plus highest annual bonus, and continuation of employee benefits for three years following termination of employment. The agreement also provides for indemnification by the Company of Mr. Bailey for any excise taxes in the event that benefits paid pursuant to a change in control trigger adverse tax consequences to him.

Under the agreement, a change in control occurs when (a) any person (except the Company, any Company sponsored or maintained employee benefit plan and any corporation with an identity of beneficial ownership) becomes the beneficial owner of 20 percent or more of the outstanding Common Stock or the Company's outstanding Voting Securities (hereafter defined); (b) the individuals who were directors on August 9, 1989, including subsequent directors who are approved by a majority of the incumbent directors cease to represent a majority of the Board of Directors; (c) the Company is reorganized, merged or consolidated such that all or substantially all of the persons beneficially owning the Company's outstanding Common Stock and outstanding Voting Securities before the reorganization, merger or consolidation will not beneficially own less than 60 percent of the outstanding common stock and Voting Securities of the corporation resulting from the reorganization, merger or consolidation; or (d) the Company is liquidated, dissolved or sells all or substantially all of its assets, except to a corporation with an identity of beneficial ownership. A corporation has an identity of beneficial ownership if more than 60 percent of its outstanding shares of common stock and its outstanding Voting Securities will be beneficially owned, after acquiring the threshold 20 percent of the Company's outstanding Common Stock or outstanding Voting Securities or all or substantially all of the Company's assets, by all or substantially all of the persons beneficially owning the Company's outstanding Common Stock and outstanding Voting Securities before the acquisition in substantially the same proportion. "Voting Securities," as used herein, means the combined voting power of outstanding voting securities entitled to vote generally in an election of directors.

The Company has entered into agreements with Messrs. Kessell, Mehta, Walker, Ms. Montanari and 11 other officers of the Company, seven of whom are executive officers, providing certain benefits upon termination of employment following a change in control of the Company (as defined in the agreements and described below). Pursuant to the agreements, if a covered executive's employment is terminated within three years after the date of a change in control for any reason other than death, disability, or for cause or if the executive leaves the Company for any reason during a 30-day window period following the first anniversary of a change in control, the executive is entitled to severance pay and certain other benefits. The severance payments are based on the executive's annual base salary and bonus, multiplied by a factor of two or three, depending on the executive. Under the agreements, a change in control is defined to include the events described in Mr. Bailey's agreement except that the date of the Board of Directors for purposes of subsection (b) varies depending on the date of the particular agreement. The agreements also provide for indemnification by the Company of the executive for any excise taxes in the event that benefits paid pursuant to a change in control trigger adverse tax consequences to the executive.

In April 1986, Mr. Mehta joined Bancorp as Executive Vice President and Chief Operating Officer in accordance with the terms of a written offer of employment (the "Offer"). Under the terms of the Offer, Bancorp established a deferred compensation account for Mr. Mehta and agreed to make contributions to it in an amount equal to 20 percent of Mr. Mehta's base salary less the cost of any Bancorp employee benefits elected by Mr. Mehta. Amounts held in the deferred compensation account are to be paid to Mr. Mehta upon termination of employment. The Offer was amended August 5, 1992, to discontinue the obligation to contribute to the deferred compensation account effective July 31, 1992. In lieu thereof, Mr. Mehta became entitled to participate in the Company's qualified defined benefit pension plan and nonqualified supplemental pension plan, with his employment commencement date deemed to be January 1, 1988 for purposes of the nonqualified supplemental pension plan as reflected in the Providian Corporation Retirement Plan Estimated Benefit Table. In the event of Mr. Mehta's termination of employment, amounts payable under these pension plans will be comparable to the continuation of his original agreement, with any shortfall to be paid to Mr. Mehta in the form of a nonqualified annuity.

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, adopting the recommendation of the Audit Committee, has appointed the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for 1996, subject to ratification by the stockholders at the Annual Meeting. Representatives of the firm are expected to attend the Annual Meeting to answer appropriate questions and, if they desire, to make a statement. Ernst & Young LLP has served as the Company's independent auditors since 1969.

If the appointment of Ernst & Young LLP is not ratified by a majority of the votes cast at the meeting, or if Ernst & Young LLP declines or is incapable of acting, the appointment of independent auditors will be submitted to the Board of Directors for reconsideration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

OTHER PROPOSED ACTION

The Company knows of no business to come before the Annual Meeting other than the matters described above. Should any other business properly come before the meeting, stockholders' proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

Any stockholder may submit a proposal for consideration at the Annual Meeting. To be included in next year's proxy statement, stockholder proposals for the 1997 Annual Meeting must be received in writing by December 1, 1996, by the Secretary, Providian Corporation, Post Office Box 32830, Louisville, Kentucky 40232. The Board of Directors will decide, subject to the rules of the Securities and Exchange Commission, whether such proposals are to be included in the proxy and proxy statement.

Stockholders also may recommend candidates for directors. The Human Resources Committee of the Board of Directors, which serves as the nominating committee for the Board in recommending nominations for directors of the Company, will consider such recommendations for the 1997 Annual Meeting and subsequent annual meetings. Recommendations should be submitted in writing no later than October 31 of each year to the Human Resources Committee, c/o Secretary, Providian Corporation, Post Office Box 32830, Louisville, Kentucky 40232.

In addition to these requirements, the Company's By-laws impose notice requirements on a stockholder nominating a director or submitting a proposal to an annual meeting. Such notice shall be submitted to the Secretary of the Company no earlier than 90, nor later than 60, days before an annual meeting, and shall contain the information prescribed by the By-laws, copies of which are available from the Secretary. These requirements apply even if the stockholder does not desire to have his or her nomination or proposal included in the Company's proxy statement.

PROVIDIAN CORPORATION

By: ROBERT MICHAEL SLAVEN
Secretary
Louisville, Kentucky
March 28, 1996

P R O X Y


                             PROVIDIAN CORPORATION
                                 P.O. BOX 32830
                           LOUISVILLE, KENTUCKY 40232
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Irving W. Bailey II, J. David Grissom and John
M. Cranor III, and each of them, proxies with power of substitution to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Providian Corporation (the "Company") on May 1, 1996 at 11:00 a.m., E.D.T., and any adjournments thereof, upon the matters set forth below and any other business that may properly come before the meeting.

1. Election of four Directors. Nominees for directors are Irving W. Bailey II, John L. Clendenin, Raymond V. Gilmartin and Shailesh J. Mehta.

2. Ratification of the Appointment of Ernst & Young LLP as Independent
   Auditors.
                                                                 SEE REVERSE
                                                                     SIDE

Please mark your votes as in this example. [X]                            9863
                                                                          ----
 IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.
--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.
--------------------------------------------------------------------------------

1. Election of Directors
   FOR [_]   WITHHELD [_]

   For, except vote withheld from the following nominee(s):
   --------------------------------------------------------

2. Ratification of appointment of Auditors

   FOR [_]   AGAINST [_]   ABSTAIN [_]



                                                Please sign exactly as
                                                name appears hereon.
                                                Joint owners should
                                                each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee
                                                or guardian, please
                                                give full title as
                                                such.

                                                -------------------------

                                                -------------------------
                                                SIGNATURE(S)     DATE


              PLEASE DETACH HERE. COMPLETE, SIGN AND RETURN CARD.


                        [LOGO OF PROVIDIAN CORPORATION]

                             PROVIDIAN CORPORATION
                        Annual Meeting of Stockholders
                                  May 1, 1996
                                  11:00 a.m.
                        Lobby of One Commonwealth Place
                               680 Fourth Avenue
                             Louisville, Kentucky